BRADLEY PHARMACEUTICALS, INC.
                       CONDENSED CONSOLIDATED
                      STATEMENTS OF CASH FLOWS
                           (UNAUDITED)

                                              Nine Months Ended
                                                September 30,
                                         ---------------------------
                                             2001            2000
                                         -----------     -----------

Cash flows from operating activities:
Net income (loss)                      $  1,787,987    $ (4,111,705)
Adjustments to reconcile net income
  (loss) to net cash provided by
  operating activities
    Depreciation & amortization             827,301         707,598
    Deferred income taxes                    53,781            -
    Loss due to impairment of asset            -          3,897,000
    Tax benefit due to exercise of
      non-qualified options
      and warrants                          197,144            -
    Noncash compensation for
      consulting services                   219,106          18,853
    Changes in operating assets
      and liabilities
        Accounts receivable               2,394,377       1,647,537
        Inventory and prepaid
          samples and materials             267,344         201,044
        Prepaid expenses and other          (36,728)         19,507
        Accounts payable                   (642,762)       (464,359)
        Accrued expenses                    634,608          90,545
        Income taxes payable                389,542        (488,877)
                                         ----------      -----------
Net cash provided by operating
  activities                              6,091,700       1,517,143
                                         ----------      ----------

Cash flows from investing activities:
  Investments in trademarks, and
    other intangible assets                  (9,699)        (21,465)
  Purchase of property & equipment         (203,288)         (7,138)
  Purchase of short-term investments     (2,200,000)           -
                                         ----------      -----------
Net cash used in investing activities    (2,412,987)        (28,603)
                                         ----------      -----------

Cash flows from financing activities:
  Payment of long-term debt                (365,094)     (1,427,551)
  Revolving credit line, net               (577,639)     (1,495,974)
  Proceeds from acquistion note                -          1,161,130
  Proceeds from exercise of stock
    options and warrants                  1,073,171           3,437
  Purchase of treasury shares              (244,999)         (8,125)
  Distribution of treasury shares            53,984          80,546
                                         ----------      ----------
Net cash used in financing activities       (60,577)     (1,686,537)
                                         ----------      ----------
Increase (decrease) in cash and
  cash equivalents                        3,618,136        (197,997)

Cash and cash equivalents at
  beginning of period                       453,200         385,640
                                         ----------      ----------
Cash and cash equivalents
  at end of period                      $ 4,071,336     $   187,643
                                         ==========      ==========



                                 (Continued)


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